Exhibit 5

August 6, 2014	Erika L. Robinson

Discovery Communications, Inc.	+1 202 663 6000 (t)
One Discovery Place	+1 202 663 6363 (f)
Silver Spring, Maryland 20910	wilmerhale.com

Re:	Discovery Communications, Inc. 2013 Incentive Plan

Discovery Communications, Inc. 2005 Non-Employee

    Director Incentive Plan

Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated)

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 35,619,782 shares of Series A Common Stock, $0.01 par value per share, and an aggregate of 18,882,854 shares of Series C Common Stock, $0.01 par value per share (collectively, the “Shares”), of Discovery Communications, Inc., a Delaware corporation (the “Company”), issuable under the Discovery Communications, Inc. 2013 Incentive Plan; the Discovery Communications, Inc. 2005 Non-Employee Director Incentive Plan (as Amended and Restated); and the Discovery Communications, Inc. 2005 Incentive Plan (as Amended and Restated) (collectively, the “Plans”).

We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Wilmer Cutler Pickering Hale and Dorr LLP, 1875 Pennsylvania Avenue NW, Washington, DC 20006

Beijing     Berlin     Boston     Brussels     Denver     Frankfurt     London     Los Angeles     New York     Oxford     Palo Alto     Waltham     Washington

Discovery Communications, Inc.

August 6, 2014

Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and consideration having a value not less than the par value thereof has been received by the Company therefor in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner